Filed pursuant to Rule 424(b)(3)

Registration No.: 333-279343

PROSPECTUS SUPPLEMENT No. 1

(To the Prospectus dated June 5, 2024)

5,064,570 Shares of Common Stock

This prospectus supplement No. 1 (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Registration Statement on Form S-1, effective as of June 5, 2024 (the “Prospectus”), related to the resale by the selling stockholders identified in the Prospectus of up to an aggregate of 5,064,570 shares of our common stock, par value $0.001 per share (the “Common Stock”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information contained in our attached Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 14, 2024.

This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Common Stock is listed on the NASDAQ Capital Market under the symbol “CRVO.” The last reported closing price of our Common Stock on the NASDAQ Capital Market on June 13, 2024, was $19.76.

Investing in our securities involves risks. See “Risk Factors” beginning on page 9 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 14, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

June 11, 2024

Date of Report (Date of earliest event reported)

CervoMed Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37942	30-0645032
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Park Plaza, Suite 424 Boston, Massachusetts	02116
(Address of principal executive offices)	(Zip Code)

s telephone number, including area code: (617) 744-4400

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CRVO	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07         Submission of Matters to a Vote of Security Holders

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of CervoMed Inc. (the “Company” or “we”) was held on June 14, 2024. Stockholders of record at the close of business on April 29, 2024 (the “Record Date”), were entitled to vote at the Annual Meeting and, as of the Record Date, there were 8,253,741 shares of the Company’s common stock outstanding. At the Annual Meeting, the holders of [______] shares were present, virtually or by proxy, representing approximately [____]% of the shares outstanding as of the Record Date and, accordingly, a quorum was present at the Annual Meeting.

The matters submitted to the Company’s stockholders and voted upon at the meeting, which are more fully described in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 29, 2024 (the “Proxy Statement”), as well as the results of each such vote were as follows:

(1)	Proposal No. 1 – To elect eight persons to serve as directors until the Company’s next Annual Meeting of Stockholders or until their respective successors are elected and qualified.

The election of each nominee pursuant to Proposal No. 1 required the affirmative vote of a plurality of the votes present and entitled to vote at the Annual Meeting and, accordingly, each nominee received the requisite number of votes for election at the Annual Meeting.

	For	Withheld	Broker Non-Votes
John Alam, M.D.	5,643,630	5,819	817,650
Joshua S. Boger, Ph.D.	5,642,786	6,663	817,650
Robert J. Cobuzzi, Ph.D.	5,080,602	568,502	817,995
Sylvie Grégoire, PharmD.	5,632,705	16,399	817,995
Jane H. Hollingsworth, J.D.	5,404,381	244,813	817,905
Jeff Poulton	5,639,899	9,550	817,650
Marwan Sabbagh, M.D.	5,641,273	8,176	817,650
Frank Zavrl	5,638,435	11,014	817,650

(2)	Proposal No. 2 – To ratify the selection of RSM US LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

The approval of Proposal No. 2 required the affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting and, accordingly, Proposal No. 2 received the requisite number of votes for approval at the Annual Meeting.

For	Against	Abstain
6,457,067	8,463	1,569

(3)	Proposal No. 3 – To approve, on an advisory basis, the compensation of the Company’s named executive officers during the year ended December 31, 2023, as disclosed in the Proxy Statement.

The approval of Proposal No. 3 required the affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting and, accordingly, Proposal No. 3 received the requisite number of votes for approval at the Annual Meeting.

For	Against	Abstain	Broker Non-Votes
5,624,207	20,057	5,185	817,650

Item 8.01         Other Events

On June 11, 2024, the Company issued a press release announcing the completion of enrollment in its Phase 2b RewinD-LB clinical trial of neflamapimod for the treatment of patients with dementia with Lewy bodies. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01                  Financial Statements and Exhibits

(d)         Exhibits

Exhibit No.	Description

99.1	Press Release, issued June 11, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 14, 2024	CervoMed Inc.

	By:	/s/ William Elder
William Elder
Chief Financial Officer & General Counsel